UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 13, 2006

PETCO ANIMAL SUPPLIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23574	20-2148979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9125 Rehco Road

San Diego, California 92121

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 453-7845

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 13, 2006, PETCO Animal Supplies, Inc., a Delaware corporation (“PETCO”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among PETCO, Rover Holdings Corp., a Delaware corporation (“Buyer”), and Rover Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), pursuant to which Merger Sub will merge with and into PETCO, with PETCO as the surviving corporation (the “Merger”). Buyer is owned by Green Equity Investors IV, L.P. (“GEI IV”), a private equity fund affiliated with Leonard Green & Partners, L.P. (“Leonard Green”), and TPG Partners V, L.P. (“TPG V”), a private equity fund affiliated with Texas Pacific Group.

Pursuant to the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of PETCO common stock, par value $0.001 per share (the “Shares”), other than any Shares owned by the Company, Buyer or Merger Sub, or by any stockholders who are entitled to and who properly exercise appraisal rights under Delaware law, will be canceled and will be automatically converted into the right to receive $29.00 in cash, without interest.

Completion of the Merger is subject to customary closing conditions, including, among others, (i) approval by PETCO’s stockholders, (ii) expiration or termination of the applicable Hart-Scott-Rodino Antitrust Improvements Act waiting period and (iii) the absence of any order or injunction prohibiting the consummation of the Merger.

The Merger Agreement provides for a post-signing “go-shop” period which shall permit PETCO to solicit competing acquisition proposals for 20 business days concluding August 10, 2006.

The Merger Agreement contains certain termination rights for both PETCO and Buyer. The Merger Agreement provides that, upon termination under specified circumstances, PETCO would be required to pay Buyer a termination fee of either $30 million or $50 million, depending on the conditions relating to the termination and, in addition, to reimburse Buyer for an amount not to exceed $3 million for expenses incurred by either Buyer or Merger Sub. PETCO’s reimbursement of Buyer’s or Merger Sub’s expenses would not reduce the amount of any required termination fee payable by PETCO. The Merger Agreement further provides that, upon termination under specified circumstances, Merger Sub would be required to pay PETCO a termination fee of $50 million. This termination fee is guaranteed by each of GEI IV and TPG V in separate limited guarantees delivered in connection with delivery of the Merger Agreement.

An independent committee of PETCO’s Board of Directors, consisting of certain members of PETCO’s Board of Directors who are not members of management or affiliates of Buyer (the “Independent Committee”), unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger were advisable, fair to and in the best interest of PETCO’s stockholders. UBS Securities LLC served as financial advisor to the Independent Committee and rendered a fairness opinion to the Independent Committee as to the fairness, from a financial point of view, of the consideration to be received by PETCO’s stockholders (other than Leonard Green and Texas Pacific Group and their affiliates) in the Merger. The Independent Committee received legal advice from Pillsbury Winthrop Shaw Pittman LLP.

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement. The Merger Agreement is attached as Exhibit 2.1 hereto and by this

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reference is incorporated herein. A press release, issued on July 14, 2006, announcing the Merger Agreement, is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO Animal Supplies, Inc., Rover Holdings Corp. and Rover Acquisition Corp.

99.1	Press release, dated July 14, 2006, issued by PETCO Animal Supplies, Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 14, 2006	PETCO ANIMAL SUPPLIES, INC.

	By:	/s/ Rodney Carter
Rodney Carter
Senior Vice President and
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of July 13, 2006, by and among PETCO Animal Supplies Inc., Rover Holdings Corp., and Rover Acquisition Corp.

99.1	Press release, dated July 14, 2006, issued by PETCO Animal Supplies, Inc.